Exhibit 99.1

T2 Biosystems Announces Second Quarter 2024 Financial Results

Achieved record quarterly and first half sepsis test revenue, representing growth of 27% and 25% respectively compared to the prior year periods

LEXINGTON, Mass., July 29, 2024 (GLOBE NEWSWIRE)— T2 Biosystems, Inc. (NASDAQ:TTOO) (the “Company”), a leader in the rapid detection of sepsis-causing pathogens and antibiotic resistance genes, today announced financial and operational results for the second quarter ended June 30, 2024.

Recent Financial and Operational Highlights

•	Achieved second quarter 2024 total revenue of $2.0 million, all from sepsis product sales.

•	Achieved record quarterly and first half sepsis test revenue, representing growth of 27% and 25% respectively compared to the prior year periods, led by T2Bacteria® and T2Resistance® panel sales.

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Executed contracts for 2 T2Dx® Instruments during the second quarter, both from outside the U.S., and have executed contracts for 6 additional instruments in July 2024 and have executed contracts for 6 additional instruments in July 2024.

•	Signed multiple international distribution agreements in the Middle East and Asia, including Qatar, Hong Kong, Malaysia, Indonesia, and Macau.

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Strengthened balance sheet by converting $30.0 million of term loan debt with CRG Servicing LLC (“CRG”) in exchange for T2 Biosystems equity, reducing both total debt and quarterly interest payments to CRG by approximately 80% percent from May 2023 amounts.

•	Raised $8.0 million in gross proceeds through a private placement stock sale executed in May 2024.

•	$9.6 million loss from operations in the second quarter of 2024, a 27% improvement compared to $13.1 million in the second quarter of 2023.

Recent Pipeline and Clinical Highlights

•	Completed clinical studies required to launch the T2Lyme Panel as a laboratory developed test (LDT) in the third quarter of 2024.

•	Submitted a 510(k) premarket notification to the U.S. FDA to expand the use of the T2Candida® Panel to include pediatric testing.

•	Advanced the T2Resistance Panel toward U.S. FDA 510(k) submission, now expected to occur during the fourth quarter of 2024.

•	Presented new data at the American Society for Microbiology (ASM) Microbe 2024 conference demonstrates the clinical benefits of the culture-independent T2Candida Panel.

“We are highly encouraged by the record second quarter and record first half of 2024 sepsis test revenue, driven by increased sales of the T2Bacteria Panel, which can be attributed to effective commercial execution,” stated John Sperzel, Chairman and CEO of T2 Biosystems. “Moving forward, we expect incremental sepsis revenue growth as a result of the recently FDA-cleared expanded T2Bacteria Panel, to include the detection of Acinetobacter baumannii, potential U.S. distribution partnership with a multibillion dollar healthcare company, and recently signed international distribution agreements in five new countries. We believe the launch of the T2Lyme Panel as a Laboratory Developed Test (LDT), planned for the third quarter of 2024, represents a significant growth opportunity. Finally, we continue to prioritize enhancing our operations and implementing cost reduction measures to improve cash flow.”

Second Quarter 2024 Financial Results

Total revenue for the second quarter of 2024 was $2.0 million, flat compared to the prior year period. Sepsis test revenue grew 27% compared to the prior year period, led by T2Bacteria® and T2Resistance® panel sales. The increased in sepsis test revenue was offset by declines in international instrument sales.

Cost of product revenue for the second quarter of 2024 was $2.7 million, a 45% decrease compared to the prior year period driven by increased test sales and lower instrument sales. Research and development expenses were $3.4 million, a 13% decrease compared to the prior year period, driven by decreased clinical trial activities. Selling, general and administrative expenses were $5.5 million, a 13% decrease compared to the prior year period driven by decreased headcount spending.

Loss from operations was $9.6 million in the second quarter of 2024, a 27% improvement compared to a $13.1 million loss from operations in the second quarter of 2023.

Net loss for the second quarter of 2024 was $9.2 million, $0.66 per share, compared to a net loss of $6.3 million, or $7.84 per share, in the prior year period.

Cash and cash equivalents totaled $4.2 million as of June 30, 2024, compared to $6.2 million as of March 31, 2024. The Company raised $8.0 million in gross proceeds through a private placement stock sale executed in the second quarter of 2024.

Reiterated 2024 Financial Outlook

The Company continues to expect full year 2024 total sepsis product revenue of $10.0 million to $11.0 million, representing growth of 49% to 64%, compared to $6.7 million in 2023. The Company’s 2024 revenue guidance consists entirely of sepsis product revenue and does not include potential sales of the T2Biothreat Panel or the T2Lyme Panel.

Webcast and Conference Call Information

The Company’s management team will host a conference call today, July 29, 2024, beginning at 4:30 pm ET. Investors interested in listening to the call may do so by dialing 888-506-0062 for domestic callers or 973-528-0011 for International callers and using conference ID 109834 approximately five minutes prior to the start time. A live and recorded webcast of the call will be available on the “Investors” section of the Company’s website at www.t2biosystems.com.

About T2 Biosystems

T2 Biosystems, a leader in the rapid detection of sepsis-causing pathogens and antibiotic resistance genes, is dedicated to improving patient care and reducing the cost of care by helping clinicians effectively treat patients faster than ever before. T2 Biosystems’ products include the T2Dx® Instrument, the T2Bacteria® Panel, the T2Candida® Panel, the T2Resistance® Panel, and the T2Biothreat™ Panel, and are powered by the proprietary T2 Magnetic Resonance (T2MR®) technology. T2 Biosystems has an active pipeline of future products, including the U.S. T2Resistance Panel, the Candida auris test, and the T2Lyme™ Panel. For more information, please visit www.t2biosystems.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements about global commercial expansion and international strategy, and the potential for strong growth in the region, as well as statements that include the words “expect,” “may,” “should,” “anticipate,” and similar statements of a future or forward-looking nature. The financial information included herein have not been compiled or examined by our independent auditors and they are subject to revision as we prepare our financial statements as of and for the quarter ended June 30, 2024, including all disclosures required by U.S. generally accepted accounting principles. While we believe that such information and estimates are based on reasonable assumptions, actual results may vary, and such variations may be material. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, (i) any inability to (a) continue to operate as a going concern and raise additional debt or equity financing necessary to fund working capital, make capital expenditures and service our debt, (b) realize anticipated benefits from commitments, contracts or products; (c) successfully execute strategic priorities; (d) bring products to market; (e) expand product usage or adoption; (f) obtain customer testimonials; (g) accurately predict growth assumptions; (h) realize anticipated revenues; (i) incur expected levels of operating expenses; or (j) increase the number of high-risk patients at customer facilities; (ii) failure of early data to predict eventual outcomes; (iii) failure to make or obtain anticipated FDA filings or clearances within expected time frames or at all; or (iv) the factors discussed under Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission, or SEC, on April 1, 2024, and other filings the Company makes with the SEC from time to time, including our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the Company may elect to update such forward-looking statements at some point in the future, unless required by law, it disclaims any obligation to do so, even if subsequent events cause its views to change. Thus, no one should assume that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Investor Contact:

Philip Trip Taylor, Gilmartin Group

ir@T2Biosystems.com

415-937-5406

T2 Biosystems, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$4,246	$15,689
Accounts receivable, net	1,297	1,420
Inventories	5,169	4,819
Prepaid expenses and other current assets	2,283	3,261

Total current assets	12,995	25,189
Property and equipment, net	1,517	1,658
Operating lease right-of-use assets	6,656	7,395
Restricted cash	551	551
Other assets	1	4

Total assets	$21,720	$34,797

Liabilities and stockholders’ deficit
Current liabilities:
Notes payable to related party	$11,787	$41,284
Accounts payable	1,686	1,527
Accrued expenses and other current liabilities	4,276	4,905
Accrued final payment fee on Term Loan with related party	1,315	4,807
Operating lease liability	1,687	1,616
Derivative liability related to Term Loan with related party	424	1,554
Derivative liabilities with placement agent	894	—
Warrant liabilities	1,091	235
Deferred revenue	237	224

Total current liabilities	23,397	56,152
Operating lease liabilities, net of current portion	5,746	6,598
Deferred revenue, net of current portion	74	83

Total liabilities	29,217	62,833
Commitments and contingencies
Stockholders’ deficit
Common stock, $0.001 par value; 400,000,000 shares authorized; 17,394,249 and 4,058,381 shares issued and outstanding on June 30, 2024 and December 31, 2023, respectively	17	4
Additional paid-in capital	599,559	556,256
Accumulated deficit	(607,073)	(584,296)

Total stockholders’ deficit	(7,497)	(28,036)

Total liabilities and stockholders’ deficit	$21,720	$34,797

T2 Biosystems, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue:
Product revenue	$1,952	$1,964	$4,013	$3,619
Contribution revenue	—	—	—	423

Total revenue	1,952	1,964	4,013	4,042
Costs and expenses:
Cost of product revenue	2,693	4,869	6,895	8,864
Research and development	3,361	3,850	7,082	8,321
Selling, general and administrative	5,473	6,296	12,211	13,595

Total costs and expenses	11,527	15,015	26,188	30,780

Loss from operations	(9,575)	(13,051)	(22,175)	(26,738)
Other income (expense):
Interest expense to related party	(478)	(1,541)	(1,657)	(3,063)
Change in fair value of derivative related to Term Loan with related party	1,238	1,022	1,130	252
Change in fair value of derivatives with placement agent	(322)	—	(322)	—
Change in fair value of warrant liabilities	(138)	7,192	(110)	5,888
Other, net	32	31	357	(651)

Total other income (expense)	332	6,704	(602)	2,426

Net loss	$(9,243)	$(6,347)	$(22,777)	$(24,312)

Net loss per share — basic and diluted	$(0.66)	$(7.84)	$(2.37)	$(51.23)

Weighted-average number of common shares used in computing net loss per share — basic and diluted	14,095,348	809,168	9,595,079	474,609

Other comprehensive loss:
Net loss	$(9,243)	$(6,347)	$(22,777)	$(24,312)

Total other comprehensive income, net of taxes	—	—	—	—

Comprehensive loss	$(9,243)	$(6,347)	$(22,777)	$(24,312)